Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of VistaGen Therapeutics, Inc., pertaining to the VistaGen Therapeutics, Inc. 2019 Omnibus Equity Incentive Plan and the VistaGen Therapeutics, Inc. 2019 Employee Stock Purchase Plan of our report dated June 25, 2019 (which  report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of VistaGen Therapeutics, Inc. appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

/s/ OUM & CO. LLP

San Francisco, California
September 30, 2019